Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-139671 and 333-165475) on Form S-8 of EnergyConnect Group, Inc. and subsidiary (collectively, the “Company”) of our report dated April 1, 2011, relating to our audit of the consolidated financial statements, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, which appears in this Annual Report on Form 10-K of the Company for the year ended January 1, 2011.

/s/ SingerLewak LLP

San Jose, CA

April 1, 2011